[LETTERHEAD OF MORRISON & FOERSTER LLP]

November 24, 2014

Education Realty Trust, Inc.
Education Realty Operating Partnership, LP
999 South Shady Grove Road, Suite 600
Memphis, TN 38120

Re:	Education Realty Trust, Inc. and Education Realty Operating Partnership, LP
Ladies and Gentlemen:
We have acted as tax counsel to Education Realty Trust, Inc., a Maryland corporation (“EDR”), and Education Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company, the “Transaction Entities”), in connection with the issuance and sale by the Operating Partnership of $250,000,000 aggregate principal amount of 4.600 % Senior Notes due 2024 (the “Notes”) pursuant to the terms of the Underwriting Agreement, dated November 19, 2014 (the “Underwriting Agreement”), by and among EDR, the Operating Partnership and the several Underwriters named in Schedule I thereto, for whom JP Morgan Securities LLC, RBC Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC are acting as representatives. All capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Underwriting Agreement.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by EDR as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also examined the Registration Statement on Form S‑3, File Nos. 333-199988 and

333-199988-01, as filed by the Transaction Entities with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), which became automatically effective under the Act on November 7, 2014. The Registration Statement includes the base prospectus, dated November 7, 2014, together with the prospectus supplement, dated November 19, 2014 (the “Prospectus Supplement”) in the form filed with the Commission pursuant to its Rule 424(b). In addition, EDR has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of a duly authorized officer of EDR (the “Officer’s Certificate”) relating to, among

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Education Realty Trust, Inc.
Education Realty Operating Partnership, LP

other things, the actual and proposed operations of EDR, the Operating Partnership and the entities in which either holds, or has held, a direct or indirect interest (EDR, the Operating Partnership and such entities, collectively, the “Company”).
For purposes of this opinion, we have not independently verified the facts, statements, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company has engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on EDR’s representations that the facts, statements, representations and covenants presented in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.
In our review of certain documents in connection with our opinion expressed below, we have assumed (a) the genuineness of all signatures on documents that we have examined, (b) the authority and capacity of the individual or individuals executing such documents and (c) that each of the documents (i) has been duly authorized, executed and delivered, (ii) is authentic, if an original, or is accurate, if a copy, and (iii) has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
Our opinion also is based on the correctness of the following assumptions: (a) the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (b) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed and (c) each of the written agreements to which the Company is a party will be implemented, performed, construed and enforced in accordance with its terms.
In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to

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Education Realty Trust, Inc.
Education Realty Operating Partnership, LP

change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof to any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.
We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to EDR, other than as expressly stated below.
Based on the foregoing and subject to the other qualifications, assumptions, representations and limitations included herein, we are of the opinion that, as of the date hereof:

(i)
EDR has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code for its taxable year ending December 31, 2009 through its taxable year ending December 31, 2013, and EDR’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending December 31, 2014 and in the future.

(ii)
The Operating Partnership is and has been properly treated as a partnership for U.S. federal income tax purposes and not as a corporation or as an association or publicly traded partnership taxable as a corporation, throughout the period from 2009 through the date of this opinion.

(iii)
We have reviewed the statements included in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

EDR’s continued qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels, the diversity of its stock ownership and various other qualification tests imposed under the Code and the Regulations, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of EDR’s operations for the current taxable year or any future taxable years will satisfy the requirements for taxation as a REIT under the Code.

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Education Realty Trust, Inc.
Education Realty Operating Partnership, LP

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We will not review on a continuing basis EDR’s or the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of EDR’s operations for the current taxable year or any future taxable years will satisfy the requirements for qualification and taxation as a REIT.
The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification and taxation. No assurance can be given that the law will not change in a way that will prevent EDR from qualifying as a REIT.
The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is solely for your information and use in connection with the transactions described above, and it speaks only as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Transaction Entities to be filed with the Commission on or about November 24, 2014 (the “Form 8-K”). We also consent to the reference to our firm name wherever appearing in the Registration Statement or the Form 8-K. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder. We undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter may not be distributed, quoted in whole or in part or relied upon for any purpose by any other person, or otherwise reproduced in any document, or filed with any governmental agency without our express prior written consent.

Sincerely,

/s/ Morrison & Foerster LLP

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